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                                                                     EXHIBIT 4.1

                              HANOVER DIRECT, INC.
                             1996 STOCK OPTION PLAN

1. PURPOSE. The purpose of this Hanover Direct, Inc. 1996 Stock Option Plan (the "Plan") is to advance the interests of Hanover Direct, Inc. (the "Company") and its shareholders by providing employees of the Company and its subsidiaries with a larger personal and financial interest in the success of the Company through the grant of stock options.

2. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee") consisting of at least two members of the Board of Directors of the Company (the "Board"). The Committee shall be constituted in such a manner as to satisfy the requirements of applicable law, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule, and the provisions of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall be appointed, and vacancies shall be filled, by the Board. The Committee shall have full power and authority to (i) select the individuals to whom Options may be granted under the Plan; (ii) determine the number of shares of Common Stock covered by each Option and the terms and conditions, not inconsistent with the provisions of the Plan, governing such Option; (iii) interpret the Plan and any Option granted thereunder; (iv) establish such rules and regulations as it deems appropriate for the administration of the Plan; and (v) take such other action as it deems necessary or desirable for the administration of the Plan. Any action of the Committee with respect to the administration of the Plan shall be taken by majority vote. The Committee's interpretation and construction of any provision of the Plan or the terms of any Option shall be conclusive and binding on all parties.

3. PARTICIPANTS. Options may be granted under the Plan to any employee of the Company, whether or not a director.

4. THE SHARES. The shares that may be delivered or purchased under the Plan shall not exceed an aggregate of 7,000,000 shares (subject to adjustment pursuant to Section 7) of common stock, par value $.66 2/3 per share, of the Company (the "Common Stock"). Such shares of Common Stock shall be set aside out of the authorized but unissued shares of Common Stock not reserved for any other purpose or out of previously issued shares acquired by the Company and held in its treasury. Any shares of Common Stock which, by reason of the termination or expiration of an Option or otherwise, are no longer subject to an Option may again be subjected to an Option under the Plan.


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5.   OPTIONS. Options to purchase Common Stock ("Options") shall be evidenced by option agreements which shall be subject to the terms and conditions set forth in the Plan and such other terms and conditions not inconsistent herewith as the Committee may approve.

          (a) TYPES OF OPTIONS. Options granted under the Plan shall, as determined by the Committee at the time of grant, be either Options intended to qualify as incentive stock options under
               Section 422 of the Code ("Incentive Stock Options") or Options not intended to so qualify ("Nonstatutory Stock Options"). Each option agreement shall identify the Option as an Incentive Stock Option or as a Nonstatutory Stock Option.

          (b) PRICE. The price at which shares of Common Stock may be purchased upon the exercise of an Option granted under the Plan shall be the fair market value of such shares on the date of grant of such Option; provided, however, that an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company shall have a purchase price for the underlying shares equal to 110% of the fair market value of the Common Stock on the date of grant. For purposes of the Plan, the fair market value of a share of Common Stock on a specified date shall be the closing price on such date of the Common Stock on the American Stock Exchange or, if no such sale of Common Stock occurs on such date, the fair market value of the Common Stock as determined by the Committee in good faith.

          (c) PER-PARTICIPANT LIMIT. No participant may be granted Options during any consecutive 12-month period on more than 250,000 shares of Common Stock (subject to adjustment pursuant to Section
               7).

          (d) LIMITATION ON INCENTIVE STOCK OPTIONS. The aggregate fair market value (determined on the date of grant) of Common Stock for which a participant is granted Incentive Stock Options that first become exercisable during any given calendar year shall be limited to $100,000. To the extent such limitation is exceeded, an Option shall be treated as a Nonstatutory Stock Option.

          (e) NONTRANSFERABILITY. Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, and, during a participant's lifetime, shall be exercisable only by the participant. Notwithstanding the foregoing, a participant may transfer any Nonstatutory Option granted under the Plan to the participant's spouse, children and/or grandchildren, or to one or more trusts for the benefit of such family members, if the agreement evidencing such Option so provides and the participant does not receive any consideration for the transfer. Any Option so transferred shall continue to be subject to the same terms and conditions that applied to such Option immediately prior to its transfer (except that such transferred Option shall not be further transferable by the transferee during the transferee's lifetime).

          (f) TERM AND EXERCISABILITY OF OPTIONS. Options may be granted for terms of not more than 10 years and shall be exercisable in accordance with


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               such terms and conditions as are set forth in the option
               agreements evidencing the grant of such Options. In no event shall an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company be exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

     Except as otherwise provided in Section 5(g), no Option granted under the Plan shall be exercisable by a participant during the first year after the date of grant of such Option.

     (g) TERMINATION OF EMPLOYMENT. An Option may not be exercised following a participant's termination of employment except as set forth in this Section 5(g).

                    (i) Death, Disability, or Retirement. If a participant's employment terminates by reason of death, permanent disability (within the meaning of Section 22(e)(3) of the Code), or retirement at or after age 65, the participant (or the participant's estate in the event of the participant's death) may, within 90 days following such termination, exercise the Option with respect to all or any part of the shares of Common Stock subject thereto regardless of whether the Option was otherwise exercisable at the time of termination of employment.

                    (ii) Other Reasons. If a participant's employment terminates for any reason other than death, permanent disability, or retirement at or after age 65, the participant may, within 30 days following such termination, exercise the Option with respect to all or any part of the shares of Common Stock subject thereto, but only to the extent that such Option was exercisable at the time of termination of employment.

     In no event may an Option be exercised after the expiration of the term of such Option.

     (h) PAYMENT. Full payment of the purchase price for shares of Common Stock purchased upon the exercise, in whole or in part, of an Option granted under the Plan shall be made at the time of such exercise. The purchase price may be paid in cash or in shares of Common Stock valued at their fair market value on the date of purchase. Alternatively, an Option may be exercised in whole or in part by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes, and such other documents as the Committee may determine.

6. WITHHOLDING. No later than the date as of which an amount first becomes includible in the gross income of a participant for Federal income tax purposes with


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     respect to any option under the Plan, the participant shall pay to the
     Company, or make arrangement satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind due to the participant. Any election made by a participant subject to Section 16(b) of the Exchange Act to have shares of Common Stock withheld in satisfaction of the withholding requirement with respect to such participant's option shall be subject to the approval of the Committee and shall be in accordance with the requirements of Rule 16b-3 under such Act.

7. CHANGES IN CAPITAL STRUCTURE, ETC. In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such shares shall be increased through the payment of a stock dividend or a dividend on shares of Common Stock of rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each share of Common Stock theretofore appropriated or thereafter subject or which may become subject to an Option the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be, and references herein to shares of Common Stock shall be deemed to be references to any such stock or other securities as appropriate. Outstanding Options shall also be appropriately amended as to price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock or of any stock or other securities into which such shares shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option theretofore granted or which may be granted under this Plan, such adjustments shall be made in accordance with such determination. Fractional shares resulting from any adjustment in Options pursuant to this Section 7 may be settled in cash or otherwise as the Committee shall determine. Notice of any adjustment shall be given by the Company to each holder of an Option which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Plan.

8. EFFECTIVE DATE AND TERMINATION OF PLAN. The Plan shall become effective on the date of its adoption by the Board, subject to the ratification of the Plan by the affirmative vote or consent of holders of a majority of the issued and


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     outstanding shares of Common Stock. The Plan shall terminate 10 years from the date of its adoption or such earlier date as the Board may determine. Any option outstanding under the Plan at the time of its termination shall remain in effect in accordance with its terms and conditions and those of the Plan.

9. AMENDMENT. The Board may amend the Plan in any respect from time to time; provided, however, that no amendment shall become effective unless approved by affirmative vote of the Company's shareholders if such approval is necessary for the continued validity of the Plan or if the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 under the Exchange Act or any other rule or regulation. No amendment may, without the consent of a participant, impair such participant's rights under any Option previously granted under the Plan.

10. LEGAL AND REGULATORY REQUIREMENTS. No Option shall be exercisable and no shares will be delivered under the Plan except in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with withholding tax requirements and with the rules of all domestic stock exchanges on which the Common Stock may be listed. Any share certificate issued to evidence shares for which an Option is exercised may bear such legends and statements as the Committee shall deem advisable to assure compliance with Federal and state laws and regulations. No Option shall be exercisable, and no shares shall be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, Federal or state, having jurisdiction over such matters as the Committee may deem advisable.

11. GENERAL PROVISIONS. (a) Nothing contained in the Plan, or in any option granted pursuant to the Plan, shall confer upon any employee any right to the continuation of the employee's employment or services. (b) The Plan and all options made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.